ABERCROMBIE & FITCH REPORTS FOURTH QUARTER RESULTS

New Albany, Ohio, March 4, 2015: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited fourth quarter financial results that reflected GAAP net income of $44.4 million and net income per diluted share of $0.63 for the thirteen weeks ended January 31, 2015, compared to GAAP net income of $66.1 million and net income per diluted share of $0.85 for the thirteen weeks ended February 1, 2014. Additionally, the Company reported full year GAAP net income of $51.8 million and net income per diluted share of $0.71 for the fifty-two week period ended January 31, 2015, compared to GAAP net income of $54.6 million and net income per diluted share of $0.69 for the fifty-two week period ended February 1, 2014.

Excluding certain charges, the Company reported adjusted non-GAAP net income of $80.8 million and net income per diluted share of $1.15 for the fourth quarter, compared to adjusted non-GAAP net income of $104.3 million and net income per diluted share of $1.34 for the fourth quarter last year. Additionally, the Company reported non-GAAP net income of $112.3 million and net income per diluted share of $1.54 for the full year, compared to non-GAAP net income of $150.6 million and net income per diluted share of $1.91 for the full year last year.

A reconciliation of the GAAP financial measures to the non-GAAP financial measures is included in a table accompanying the consolidated financial statements with this release. As used in the release, "GAAP" refers to accounting principles generally accepted in the United States of America.

Arthur Martinez, Executive Chairman, said:

"2014 was a year of significant change for Abercrombie & Fitch. I believe these changes put us on the right path to improve profitability and deliver value to shareholders. Our sales for the fourth quarter were somewhat below expectations, but a slightly better gross margin rate and strong expense management enabled us to deliver EPS within our guidance range. For the full year, our results came in well below our initial expectations, as an expected improvement in comparable sales did not materialize, and further progress on expense reduction was insufficient to offset weaker sales.

Our 2015 priorities are clear. First, we need to improve comparable sales trends in both our U.S. and international stores driven by an evolved assortment and an increased focus on the customer experience. Second, we will make further strategic investments in our successful DTC and omni-channel business. Third, we will continue to seek ways to reduce expenses and be more efficient. Finally, we will selectively expand our international footprint in high growth markets.

We expect the first half of 2015 to remain challenging, with declines in our logo business in 2014 persisting in the early part of 2015, but at reduced rates, as well as significant currency pressure. However, we believe that the benefits of all of the changes we have made will be reflected in improved performance in the second half of the year."

Fourth Quarter Sales Results

			Comparable Sales*
($ in millions)	Net Sales	% Change	Stores	Direct-to-Consumer	Total
U.S.	$763	(10)%	(10)%	4%	(6)%
International	$357	(20)%	(20)%	(5)%	(17)%
Total Company	$1,120	(14)%	(13)%	1%	(10)%
* Comparable sales are calculated on a constant currency basis and exclude Gilly Hicks.

Net Sales for the fourth quarter decreased 14% to $1.120 billion, driven by a 10% comparable sales decline, the adverse effects of changes in foreign currency exchange rates of approximately 3%, and net store closures.

On a sequential basis, store comparable sales were in line with the prior quarter. However, direct-to-consumer comparable sales decelerated significantly in the fourth quarter, driven primarily by Europe, where site traffic was down and shipping and other promotions drove less of a conversion benefit than in prior quarters.

Net sales by brand for the fourth quarter were $424.1 million for Abercrombie & Fitch, $100.7 million for abercrombie kids and $593.5 million for Hollister. Comparable sales by brand, including direct-to-consumer, decreased 9% for Abercrombie & Fitch, decreased 6% for abercrombie kids, and decreased 11% for Hollister.

Additional Fourth Quarter Results Commentary

The gross profit rate for the fourth quarter was 60.9%, 190 basis points higher than last year, driven by lower average unit cost, partially offset by the adverse effects of changes in foreign currency exchange rates.

Stores and distribution expense for the fourth quarter was $445.6 million, down from $505.6 million last year. Stores and Distribution expense included $4.0 million of charges in the fourth quarter, primarily related to lease termination and store closure costs, compared to $0.5 million of charges last year, primarily related to the Company's profit improvement initiative. Excluding these charges, the stores and distribution expense rate for the fourth quarter was 39.4% of net sales, an increase of 50 basis points, compared to 38.9% of net sales last year. Savings from the Company's profit improvement initiative, largely in store payroll and other controllable store expense, and benefits from changes in foreign currency exchange rates, were more than offset by the deleveraging effect of negative comparable sales and higher direct-to-consumer expense.

Marketing, general and administrative expense for the fourth quarter was $119.2 million, up from $118.6 million last year. Marketing, general and administrative expense included $5.3 million of charges in the fourth quarter, primarily related to CEO transition costs, compared to $3.2 million of charges last year, primarily related to the Company's profit improvement initiative. Excluding these charges, marketing, general and administrative expense for the fourth quarter decreased $1.5 million, primarily due to a decrease in compensation expense, partially offset by an increase in marketing expense.

The Company incurred restructuring charges in the fourth quarter of $2.4 million, compared to $36.8 million last year. Restructuring charges include asset impairment, lease termination and other charges related to the restructuring of the Gilly Hicks brand.

The Company incurred asset impairment charges in the fourth quarter of $28.3 million, compared to $3.1 million last year. Asset impairment charges related to store assets whose carrying value exceeded fair value and, for fiscal 2014, a decision to sell the Company owned aircraft.

Net other operating income was $5.8 million for the fourth quarter, compared to $8.0 million last year.

The effective tax rate for the fourth quarter was 49.2% compared to 39.0% last year. Excluding the effect of charges related to the restructuring of the Gilly Hicks brand, asset impairments, store closures, CEO transitions costs and the Company's profit improvement initiative, the effective tax rate for the fourth quarter was 36.5%, compared to 31.4% last year.

Full Year 2014 Sales Results

			Comparable Sales*
($ in millions)	Net Sales	% Change	Stores	Direct-to-Consumer	Total
U.S.	$2,408	(9)%	(9)%	8%	(6)%
International	$1,336	(8)%	(18)%	13%	(12)%
Total Company	$3,744	(9)%	(12)%	10%	(8)%
* Comparable sales are calculated on a constant currency basis and exclude Gilly Hicks.

Net sales for the full year decreased 9% to $3.744 billion, driven by an 8% comparable sales decline, the adverse effects of changes in foreign currency exchange rates, and net store closures.

Net sales by brand for the full year were $1.450 billion for Abercrombie & Fitch, $321.4 million for abercrombie kids and $1.948 billion for Hollister. Comparable sales by brand, including direct-to-consumer, decreased 4% for Abercrombie & Fitch, decreased 7% for abercrombie kids, and decreased 10% for Hollister.

Additional Full Year Results Commentary

The gross profit rate for the full year was 61.8%, 80 points lower than last year, primarily driven by increased promotional activity, including shipping promotions in the direct-to-consumer business, partially offset by lower average unit cost.

Stores and distribution expense for the full year was $1.703 billion, down from $1.908 billion last year. Stores and distribution expense included $8.3 million of charges for the full year, primarily related to lease termination and store closure costs and the Company's profit improvement initiative, compared to $1.1 million of charges last year, primarily related to the Company's profit improvement initiative. Excluding these charges, the stores and distribution expense rate for the full year was 45.3% of net sales, a decrease of 100 basis points, compared to 46.3% of net sales last year. Savings from the Company's profit improvement initiative, largely in store payroll and other controllable store expense, were partially offset by the deleveraging effect of negative comparable sales and higher direct-to-consumer expense.

Marketing, general and administrative expense for the full year was $458.8 million, compared to $481.8 million last year. Marketing, general and administrative expense included $16.4 million in charges for the full year, primarily related to CEO transition costs, corporate governance matters, and the Company's profit improvement initiative, compared to $12.7 million in charges last year, primarily related to the Company's profit improvement initiative. Excluding these charges, marketing, general and administrative expense for the full year decreased $26.7 million, primarily due to a decrease in compensation expense, partially offset by an increase in marketing expense.

Restructuring charges for the full year were $8.4 million, compared to $81.5 million last year. Restructuring charges include asset impairment, lease termination and other charges related to the restructuring of the Gilly Hicks brand.

Asset impairment charges for the full year were $45.0 million, compared to $46.7 million last year. Asset impairment charges related to store assets whose carrying value exceeded fair value and, for fiscal 2014, a decision to sell the Company owned aircraft.

Net other operating income for the full year was $15.2 million, compared to $23.1 million last year. Net other operating income included $2.0 million of foreign currency transaction losses for the full year, compared to $2.9 million of foreign currency transaction gains last year. Net other operating income also included insurance recoveries of $10.2 million in fiscal 2014 and $9.0 million in fiscal 2013.

The effective tax rate for the full year was 47.7%, compared to 25.5% last year. Excluding the effect of charges related to the restructuring of the Gilly Hicks brand, asset impairments, store closures, CEO transitions costs, corporate governance matters and the Company's profit improvement initiative, the effective tax rate for the full year was 36.7%, compared to 30.1% last year. The tax rate for fiscal 2013 included a benefit of $6.7 million related to certain discrete tax matters.

The Company ended the year with $530.2 million in cash and cash equivalents, and gross borrowings under the Term Loan Agreement of $299.3 million, compared to $600.1 million in cash and cash equivalents and $135.0 million in borrowings last year.

The Company ended the year with $460.8 million in inventory at cost, a decrease of 13% versus last year.

Total capital expenditures for the full year were approximately $174.6 million, which consisted of approximately $86.3 million related to new stores, store refreshes and remodels, and approximately $88.3 million related to information technology, distribution center and other home office projects.

During the fiscal year, the Company repurchased 7.3 million shares of its common stock at an aggregate cost of approximately $285.0 million. As of January 31, 2015, the Company had approximately 9.0 million shares remaining available for purchase under its publicly announced stock repurchase authorizations.

During the fiscal year, the Company opened seven international Hollister chain stores, three international Abercrombie & Fitch chain stores, including its first in the Middle East, and opened a Hollister chain store and an abercrombie kids chain store in the U.S. In addition, the Company opened its first Abercrombie flagship store in Shanghai and its first international abercrombie kids flagship store in London. The Company also opened nine outlet stores during the fiscal year, three internationally, in Europe and Asia, and six in the U.S. In addition, the Company closed 52 U.S. stores, including one Gilly Hicks store, seven international Gilly Hicks stores and one Hollister outlet store in Spain.

A summary of store openings and closings for the fourth quarter and the full year is included with the financial statement schedules following this release.

Other Developments

As previously announced, on February 18, 2015, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on March 11, 2015 to stockholders of record at the close of business on March 3, 2015.

Outlook

The Company is providing the following outlook on elements of its performance for fiscal 2015. As the Company gets greater visibility to the timing and impact of its on-going strategic initiatives, it expects to resume providing comparable sales and earnings per share guidance.

The Company expects a significant headwind from foreign currency exchange rates in fiscal 2015. Recasting adjusted fiscal 2014 results using current exchange rates would have reduced sales by approximately $135 million and operating income, net of hedging, by approximately $60 million.

With regard to comparable sales, the Company expects the negative impact from reduced logo sales to modestly abate in the first half of the fiscal year and neutralize in the second half of the fiscal year.

The Company expects gross margin rate to be flat to slightly up for fiscal 2015, driven by average unit cost reductions, offset by the adverse effect from foreign currency exchange rates.

With regard to operating expense, the Company expects the benefit from the effects of foreign currency exchange rates, and savings from the profit improvement initiative, to be offset by the restoration of normal incentive compensation accruals, and increased investment in direct-to-consumer and omni-channel.

The Company anticipates the full year tax rate to be in the mid 40s, which reflects erosion in European earnings, including the effect of changes in foreign currency exchange rates.

Excluding the effect of potential share buybacks, the Company is projecting a weighted average share count of approximately 70 million shares.

Excluded from the Company's full year outlook are potential impairment and store closing charges and other potential charges related to its business transformation and restructuring efforts.

The Company plans to open 15 full-price stores in fiscal 2015 in the key growth markets of China, Japan and the Middle East and four full price stores in North America. The Company also plans to open 11 new outlet stores in the U.S. In addition, the Company anticipates closing approximately 60 stores in the U.S. during the fiscal year through natural lease expirations.

The Company is targeting capital expenditures of approximately $150 million for the fiscal year, which are prioritized toward new stores and store updates, as well as direct-to-consumer and IT investments to support growth initiatives.

An investor presentation of fourth quarter results will be available in the "Investors" section of the Company's website at www.abercrombie.com at approximately 8:00 AM, Eastern Standard Time, today.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for Men, Women and kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie kids and Hollister Co. brands. At the end of the fourth quarter, the Company operated 799 stores in the United States and 170 stores across Canada, Europe, Asia, Australia and the Middle East. The Company also operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com and www.hollisterco.com.

Today at 8:30 AM, Eastern Standard Time, the Company will conduct a conference call. Management will discuss the Company's performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (888) 857-6930 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 457-2646. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 9529987 or through www.abercrombie.com.

Investor Contact:

Brian Logan
Abercrombie & Fitch
(614) 283-6877
Investor_Relations@abercrombie.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "FORWARD-LOOKING STATEMENTS AND RISK FACTORS" in "ITEM 1A. RISK FACTORS" of A&F's Annual Report on Form 10-K for the fiscal year ended February 1, 2014, in some cases have affected and in the future could affect the Company's financial performance and could cause actual results for fiscal 2014 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, could have a material adverse effect on our business, results of operations and liquidity; changing fashion trends and consumer preferences, and the ability to manage our inventory commensurate with customer demand, could adversely impact our sales levels and profitability; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; a significant component of our growth strategy is international expansion, which requires significant capital investment, adds complexity to our operations and may strain our resources and adversely impact current store performance; our international expansion plan is dependent on a number of factors, any of which could delay or prevent successful penetration into new markets or could adversely affect the profitability of our international operations; we have increased the focus of our growth strategy on direct-to-consumer sales channels and the failure to successfully develop our position in these channels could have an adverse impact on our results of operations; our direct-to-consumer operations are subject to numerous risks that could adversely impact sales, failure to successfully implement certain growth initiatives may have a material adverse effect on our financial condition or results of operations; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our business could suffer if our information technology systems are disrupted or cease to operate effectively; comparable sales, including direct-to-consumer, may continue to fluctuate on a regular basis and impact the volatility of the price of our Common Stock; extreme weather conditions may negatively impact our results of operations; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions in which most of our stores are located; our net sales fluctuate on a seasonal basis, causing our results of operations to be susceptible to changes in Back-to-School and Holiday shopping patterns; our failure to protect our reputation could have a material adverse effect on our brands; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; interruption in the flow of merchandise from our key vendors and international manufacturers could disrupt our supply chain, which could result in lost sales and increased costs; in a number of our European stores, associates are represented by workers’ councils and unions, whose demands could adversely affect our profitability or operating standards for our brands; we depend upon independent third parties for the manufacture and delivery of all our merchandise; our reliance on two distribution centers domestically and four third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; we rely on third-party vendors as well as other third-party arrangements for many aspects of our business and the failure to successfully manage these relationships could negatively impact our results of operations or expose us to liability for the actions of third-party vendors acting on our behalf; we may be exposed to risks and costs associated with credit card fraud and identity theft that would cause us to incur unexpected expenses and loss of revenues; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; actions of activist stockholders could have a negative effect on our business; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; the effects of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; our inability to obtain commercial insurance at acceptable prices or our failure to adequately reserve for self-insured exposures might increase our expenses and adversely impact our financial results; operating results and cash flows at the store level may cause us to incur impairment charges; we are subject to customs, advertising, consumer protection, privacy, zoning and occupancy and labor and employment laws that could require us to modify our current business practices, incur increased costs or harm our reputation if we do not comply; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our asset-based revolving credit facility and our Term Loan Facility include financial and other covenants that impose restrictions on our financial and business operations; compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results; our inability to successfully implement our long-range strategic plan could have a negative impact on our growth and profitability and our estimates of the expenses that we may incur in connection with the closures of the Gilly Hicks stores could prove to be inaccurate.

Abercrombie & Fitch Co.
Consolidated Statements of Operations
(in thousands, except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	January 31, 2015	% of Net Sales	February 1, 2014	% of Net Sales
	(Unaudited)		(Unaudited)
Net Sales	$1,119,544	100.0%	$1,299,137	100.0%
Cost of Goods Sold	437,659	39.1%	532,030	41.0%
Gross Profit	681,885	60.9%	767,107	59.0%
Stores and Distribution Expense	445,629	39.8%	505,607	38.9%
Marketing, General and Administrative Expense	119,225	10.6%	118,608	9.1%
Restructuring Charges	2,378	0.2%	36,792	2.8%
Asset Impairment	28,282	2.5%	3,144	0.2%
Other Operating Income, Net	(5,795)	(0.5)%	(7,994)	(0.6)%
Operating Income	92,166	8.2%	110,950	8.5%
Interest Expense, Net	4,776	0.4%	2,513	0.2%
Income Before Taxes	87,390	7.8%	108,437	8.3%
Tax Expense	43,002	3.8%	42,331	3.3%
Net Income	$44,388	4.0%	$66,106	5.1%

Net Income Per Share:
Basic	$0.64		$0.86
Diluted	$0.63		$0.85

Weighted-Average Shares Outstanding:
Basic	69,409		76,467
Diluted	70,136		77,568

Abercrombie & Fitch Co.
Consolidated Statements of Operations
(in thousands, except per share data)

	Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	January 31, 2015	% of Net Sales	February 1, 2014	% of Net Sales
	(Unaudited)		(Unaudited)
Net Sales	$3,744,030	100.0%	$4,116,897	100.0%
Cost of Goods Sold	1,430,460	38.2%	1,541,462	37.4%
Gross Profit	2,313,570	61.8%	2,575,435	62.6%
Stores and Distribution Expense	1,703,051	45.5%	1,907,687	46.3%
Marketing, General and Administrative Expense	458,820	12.3%	481,784	11.7%
Restructuring Charges	8,431	0.2%	81,500	2.0%
Asset Impairment	44,988	1.2%	46,715	1.1%
Other Operating Income, Net	(15,239)	(0.4)%	(23,074)	(0.6)%
Operating Income	113,519	3.0%	80,823	2.0%
Interest Expense, Net	14,365	0.4%	7,546	0.2%
Income Before Taxes	99,154	2.6%	73,277	1.8%
Tax Expense	47,333	1.3%	18,649	0.5%
Net Income	$51,821	1.4%	$54,628	1.3%

Net Income Per Share:
Basic	$0.72		$0.71
Diluted	$0.71		$0.69

Weighted-Average Shares Outstanding:
Basic	71,785		77,157
Diluted	72,937		78,666

Abercrombie & Fitch Co.
Consolidated Balance Sheets
(in thousands)

	January 31, 2015	February 1, 2014
ASSETS	(Unaudited)
Current Assets
Cash and Equivalents	$530,192	$600,116
Receivables	52,910	67,965
Inventories	460,794	530,192
Deferred Income Taxes	13,986	21,835
Other Current Assets	116,574	100,458
Total Current Assets	1,174,456	1,320,566
Property and Equipment, Net	967,001	1,131,341
Other Assets	373,194	399,090
TOTAL ASSETS	$2,514,651	$2,850,997

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts Payable and Outstanding Checks	$151,169	$130,715
Accrued Expenses	282,736	322,834
Deferred Lease Credits	26,629	36,165
Income Taxes Payable	32,804	63,508
Short-Term Portion of Borrowings, Net	2,102	15,000
Total Current Liabilities	495,440	568,222
Long-Term Liabilities
Deferred Lease Credits	$106,393	$140,799
Long-Term Portion of Borrowings, Net	291,310	120,000
Leasehold Financing Obligations	50,521	60,726
Other Liabilities	181,286	231,757
Total Long-Term Liabilities	629,510	553,282
Total Shareholders' Equity	1,389,701	1,729,493

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,514,651	$2,850,997

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended January 31, 2015
(in thousands, except per share data)
(Unaudited)

	GAAP	Excluded Charges (1)	Adjusted Non-GAAP (2)
Stores and Distribution Expense	$445,629	$3,970	$441,659
Marketing, General and Administrative Expense	119,225	5,295	113,930
Restructuring Charges	2,378	2,378	—
Asset Impairment	28,282	28,282	—

Income Before Taxes	87,390	39,925	127,315

Tax Expense	43,002	3,493	46,495

Net Income	$44,388	$36,432	$80,820

Net Income Per Diluted Share:	$0.63	$0.52	$1.15

(1) Excluded charges consist of pre-tax charges of $17.0 million related to the impairment of store assets whose carrying value exceeded fair value, primarily associated with 4 Abercrombie & Fitch stores, 4 abercrombie kids stores and 9 Hollister stores, $11.3 million related to the write down of a Company owned aircraft to estimated net sales value, $3.4 million related to lease termination and store closure charges, primarily associated with two Hollister stores in Australia, $5.2 million related to CEO transition costs, $2.4 million related to the restructuring of the Gilly Hicks brand, and $0.7 million related to the Company's profit improvement initiative and certain governance matters.

(2) Non-GAAP financial measures should not be used as alternatives to GAAP net income and net income per diluted share and are also not intended to supersede or replace the Company's GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's operating performance.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Fifty-Two Weeks Ended January 31, 2015
(in thousands, except per share data)
(Unaudited)

	GAAP	Excluded Charges(1)	Adjusted Non-GAAP (2)
Stores and Distribution Expense	$1,703,051	$8,335	$1,694,716
Marketing, General and Administrative Expense	458,820	16,420	442,400
Restructuring Charges	8,431	8,431	—
Asset Impairment	44,988	44,988	—

Income Before Taxes	99,154	78,174	177,328

Tax Expense	47,333	17,686	65,019

Net Income	$51,821	$60,488	$112,309

Net Income Per Diluted Share:	$0.71	$0.83	$1.54

(1) Excluded charges consist of pre-tax charges of $33.7 million related to the impairment of store assets whose carrying value exceeded fair value, primarily associated with 7 Abercrombie & Fitch stores, 27 abercrombie kids stores and 17 Hollister stores, $11.3 million related to the write down of a Company owned aircraft to estimated net sales value, $8.4 million related to the restructuring of the Gilly Hicks brand, $7.5 million related to legal, advisory and other costs associated with certain corporate governance matters, $6.5 million related to the Company's profit improvement initiative, $5.6 million related to lease termination and store closure charges, and $5.2 million related to CEO transition costs.

(2) Non-GAAP financial measures should not be used as alternatives to GAAP net income and net income per diluted share and are also not intended to supersede or replace the Company's GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's operating performance.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended February 1, 2014
(in thousands, except per share data)
(Unaudited)

	GAAP	Excluded Charges (1)	Adjusted Non-GAAP (2)
Stores and Distribution Expense	$505,607	$492	$505,115
Marketing, General and Administrative Expense	118,608	3,182	115,426
Restructuring Charges	36,792	36,792	—
Asset Impairment	3,144	3,144	—

Income Before Taxes	108,437	43,610	152,047

Tax Expense	42,331	5,453	47,784

Net Income	$66,106	$38,157	$104,263

Net Income Per Diluted Share:	$0.85	$0.49	$1.34

(1) Excluded charges consist of pre-tax charges of $36.8 million related to the restructuring of the Gilly Hicks brand, $3.7 million related to the Company's profit improvement initiative, and $3.1 million related to the impairment of store assets whose carrying value exceeded fair value.

(2) Non-GAAP financial measures should not be used as alternatives to GAAP net income and net income per diluted share and are also not intended to supersede or replace the Company's GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's operating performance.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Fifty-Two Weeks Ended February 1, 2014
(in thousands, except per share data)
(Unaudited)

	GAAP	Excluded Charges(1)	Adjusted Non-GAAP (2)
Stores and Distribution Expense	$1,907,687	$1,131	$1,906,556
Marketing, General and Administrative Expense	481,784	12,708	469,076
Restructuring Charges	81,500	81,500	—
Asset Impairment	46,715	46,715	—

Income Before Taxes	73,277	142,054	215,331

Tax Expense	18,649	46,063	64,712

Net Income	$54,628	$95,991	$150,619

Net Income Per Diluted Share:	$0.69	$1.22	$1.91

(1) Excluded charges consist of pre-tax charges of $46.7 million related to the impairment of store assets whose carrying value exceeded fair value, primarily associated with 23 Abercrombie & Fitch stores, 4 abercrombie kids stores and 70 Hollister stores, $81.5 million related to the restructuring of the Gilly Hicks brand, and $13.8 million related to the Company's profit improvement initiative.

(2) Non-GAAP financial measures should not be used as alternatives to GAAP net income and net income per diluted share and are also not intended to supersede or replace the Company's GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's operating performance.

Abercrombie & Fitch Co.
U.S. Store Count
(Unaudited)
Thirteen Week Period Ended January 31, 2015

Store Activity	Abercrombie & Fitch	abercrombie kids	Hollister	Total

November 1, 2014	255	127	452	834

New	2	—	1	3

Closed	(7)	(11)	(20)	(38)

January 31, 2015	250	116	433	799

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Thirteen Week Period Ended January 31, 2015

Store Activity	Abercrombie & Fitch	abercrombie kids	Hollister	Total
November 1, 2014	27	6	133	166

New	2	—	3	5

Closed	—	—	(1)	(1)

January 31, 2015	29	6	135	170

Abercrombie & Fitch Co.
U.S. Store Count
(Unaudited)
Fifty-Two Week Period Ended January 31, 2015

Store Activity	Abercrombie & Fitch	abercrombie kids	Hollister	Gilly Hicks	Total

February 1, 2014	253	131	458	1	843

New	5	1	2	—	8

Closed	(8)	(16)	(27)	(1)	(52)

January 31, 2015	250	116	433	—	799

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Fifty-Two Week Period Ended January 31, 2015

Store Activity	Abercrombie & Fitch	abercrombie kids	Hollister	Gilly Hicks	Total
February 1, 2014	22	5	129	7	163

New	7	1	7	—	15

Closed	—	—	(1)	(7)	(8)

January 31, 2015	29	6	135	—	170